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                             EPL Technologies, Inc.

                                  Exhibit 11.0

                  Computation of Earnings per Common Share and
                        Diluted Earnings per Common Share
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                                                                    EXHIBIT 11.0

                             EPL TECHNOLOGIES, INC.
                          COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     NINE MONTHS ENDED            THREE MONTHS ENDED
                                                       SEPTEMBER 30,                 SEPTEMBER 30,
                                                    1999           1998           1999           1998
                                                  --------       --------       --------       --------
Net Loss                                          $ (8,242)      $ (3,679)      $ (2,420)      $ (1,237)

Deduct:
Accretion, discount and dividends on
        preferred stock                                353          2,619            107            265
                                                  --------       --------       --------       --------


Net loss for common shareholders                  $ (8,595)      $ (6,298)      $ (2,527)      $ (1,502)
                                                  ========       ========       ========       ========

Weighted average number
        of common shares outstanding                12,214         10,305         12,963         11,452
                                                  ========       ========       ========       ========

Basic Loss Per Share                              $  (0.70)      $  (0.61)      $  (0.19)      $  (0.13)
                                                  ========       ========       ========       ========



Net Loss for diluted loss
        per share computation                     $ (8,242)      $ (3,679)      $ (2,420)      $ (1,237)
                                                  ========       ========       ========       ========


Weighted average number
        of common shares outstanding                12,214         10,305         12,963         11,452


Common share equivalent applicable to:
        Series A convertible preferred stock            40            695             40             46
        Series B convertible preferred stock
        Series C convertible preferred stock                           17
        Series D convertible preferred stock         2,435          1,282          3,559          1,576
        Series A warrants                               15             18             15              8
        Series D warrants                              202            202            202            202
        Other warrants                                  62             75             62             75
        Stock options                                  300          1,783            270          1,735

Less common stock acquired with net proceeds        (1,709)        (2,180)        (2,352)        (3,266)
                                                  --------       --------       --------       --------


Weighted average number of common shares
and common share equivalents used to compute
diluted loss per share                              13,559         12,197         14,759         11,828
                                                  ========       ========       ========       ========

Diluted loss per share                            $  (0.61)      $  (0.30)      $  (0.16)      $  (0.10)
                                                  ========       ========       ========       ========